Wizzard Closes Acquisition of FAB

PITTSBURGH, PA – September 27, 2012 - Wizzard Software (NYSE MKT: WZE), the world’s leading podcast network, announced that it has closed on the acquisition of Digital Entertainment International Ltd. (“FAB”), a leading distributor of digital entertainment media in Asia.

FAB’s intelligent kiosks are used by consumers to purchase and download movies, music, television shows and other forms of digital entertainment at over 10,000 locations throughout China.  In fiscal 2010, FAB generated revenues of $55.5 million and net income of $11.5 million.  In fiscal 2011, FAB generated revenues of $70.8 million and net income of $14.7 million, as discussed in Wizzard’s definitive proxy statement filed with the SEC on June 15, 2012.   Wizzard expects the acquisition to boost its 2012 adjusted earnings per share and significantly affect its fourth quarter results.

"We are very pleased to have completed the acquisition of FAB and to begin this new chapter in Wizzard’s international development," said Chris Spencer, Wizzard CEO.  "Throughout this entire process we have been impressed with the expertise and dedication of FAB's management team and associates and we expect this combination to create substantial value for our shareholders.  We are enthusiastic about combining Wizzard's digital media distribution platform with FAB’s digital media distribution kiosk network in China, the world's fastest-growing market.  We believe this partnership creates one of the world's premier digital entertainment media companies at a time when mobile computing is driving digital media consumption to the forefront of the entertainment industry.”

As a result of the closing of the acquisition, Wizzard Software Corp. will change its name to FAB Universal Corp. and change its ticker symbol from NYSE MKT:WZE to NYSE MKT:FU, effective October 9th, 2012.

Legal due diligence was performed by King & Wood and accounting and tax due diligence was performed by a ‘big four’ accounting and consulting firm.

About Wizzard:

Wizzard Media provides podcast publishers with distribution and monetization services.  Our clients include Microsoft, National Geographic, Harvard Business Review, NPR and more than 10,000 others who use Wizzard Media products to measure their podcast audience, deliver popular audio and video entertainment and monetize their content through advertising and App sales and subscriptions.  In 2011, the Wizzard Media Network received well over 1.64 billion podcast requests from approximately 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Windows Phones, Androids and many other devices and destinations.  We are part of a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team.  Visit us on the web at www.wizzardsoftware.com/media, email us at contact@wizzard.tv.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

Contact:

Arthur Douglas and Associates

Art Batson

407-478-1120